FOR RELEASE ON: February 18, 2025

CONTACT:     Robert Barry
VP - Investor Relations
608-361-7530
        robert.barry@regalrexnord.com

Rashida Hodge of Microsoft and Gerben Bakker of Hubbell Join
Regal Rexnord Board of Directors
MILWAUKEE, WI - Regal Rexnord Corporation (NYSE: RRX)
Regal Rexnord Corporation (NYSE: RRX) announced today the appointment of two new directors to the Board of Directors, Rashida A. Hodge and Gerben W. Bakker, effective February 17, 2025. The initial terms of Ms. Hodge and Mr. Bakker on the Board will continue until the 2025 annual meeting of shareholders, at which they will both be up for election.
Ms. Hodge currently serves as Microsoft’s Corporate Vice President of Customer Success – Azure Data and Artificial Intelligence (AI), where she leads the global commercial business, accelerating data-driven digital transformations for customers. Prior to Microsoft, Ms. Hodge was the Global Vice President at IBM, with two decades of experience as a sales and services enterprise leader providing transformative strategies in hardware, software and services, including leading the commercialization of IBM Watson. She also serves on the board of directors of Sonatype, a Vista Equity portfolio company, where she influences the field of software supply chain management and AI governance.
Mr. Bakker serves as Chairman, President and Chief Executive Officer of Hubbell Incorporated, an international manufacturer of high quality, reliable electrical and utility solutions for a broad range of customer and end market applications. Prior to this appointment in 2020, he served as Hubbell’s Chief Operating Officer as of June 2019, after serving as President of the Power Systems group since 2014. Mr. Bakker began his career with Hubbell in 1988 as a manufacturing engineer with Hubbell Wiring Systems and has held positions of increasing leadership around the world in both Hubbell’s utility and electrical segments.

Regal Rexnord Chief Executive Officer, Louis Pinkham, commented, “We’re excited for Rashida and Gerben to join our Board. Rashida brings a wealth of experience as a technology and AI leader and Gerben brings valuable experience and strategic focus as a public company CEO leading a global manufacturing company. We are confident that their experiences will benefit our Board and Company immediately.”
“Rashida and Gerben are high-caliber leaders with proven track record of success whose exceptional experience, insights and commitment to excellence make them a great fit for our Board of Directors to help further strengthen Regal Rexnord’s position for long-term success,” said Regal Rexnord Board non-executive Chairman, Rakesh Sachdev.
Regal Rexnord also announced today that Anesa Chaibi is retiring from its Board of Directors, effective February 17, 2025, following her appointment as the Chief Executive Officer of Global Industrial Company, a leading industrial distribution company. Mr. Sachdev said, “On behalf of our Board of Directors and management team, I would like to congratulate Anesa on her new position and thank her for her leadership, strategic insight, and invaluable contributions to Regal Rexnord for over ten years as a member of our Board.”
Additionally, the Company announced an increase in the size of the Board from ten to eleven directors.
About Regal Rexnord
Regal Rexnord’s 30,000 associates around the world help create a better tomorrow by providing sustainable solutions that power, transmit and control motion. The Company’s electric motors and air moving subsystems provide the power to create motion. A portfolio of highly engineered power transmission components and subsystems efficiently transmits motion to power industrial applications. The Company’s automation offering, comprised of controllers, drives, precision motors, and actuators, controls motion in applications ranging from factory automation to precision tools used in surgical applications.
The Company’s end markets benefit from meaningful secular demand tailwinds, and include factory automation, food & beverage, aerospace, medical, data center, warehouse, alternative energy, residential and commercial buildings, general industrial, construction, metals and mining, and agriculture.
Regal Rexnord is comprised of three operating segments: Industrial Powertrain Solutions, Power Efficiency Solutions, and Automation & Motion Control. Regal Rexnord is headquartered in Milwaukee, Wisconsin and has manufacturing, sales and service facilities worldwide. For more information, including a copy of our Sustainability Report, visit RegalRexnord.com.